Exhibit 99.3

FOR IMMEDIATE RELEASE

Media Contact:	Chris Smith Public Relations & Corporate Communications Eyetech Pharmaceuticals, Inc. Office: (212) 824-3203 Mobile: (973) 489-5076 E-mail: chris.smith@eyetech.com
Investor Contact:	Glenn Sblendorio Chief Financial Officer Eyetech Pharmaceuticals, Inc. Office: (212) 824-3121 E-mail: glenn.sblendorio@eyetech.com

SAFETY PROFILE OF MACUGEN® (pegaptanib sodium injection) IN THE TREATMENT
OF NEOVASCULAR AGE-RELATED MACULAR DEGENERATION (AMD)
MAINTAINED FOR TWO YEARS

— Studies identified no new safety concerns in a continuous second year of treatment —

NEW YORK, May 2, 2005 — Eyetech Pharmaceuticals, Inc. (NASDAQ: EYET) announced today that the proven safety profile of Macugen® (pegaptanib sodium injection), the first and only FDA-approved treatment for all types of neovascular (wet) age-related macular degeneration (neovascular AMD), continues during the second year of treatment. No new safety concerns were identified in Year 2, and the safety profile was similar to that described for the first year of the study. A pharmacokinetics safety study also showed that Macugen was well-tolerated, with no evidence of systemic vascular endothelial growth factor (VEGF) inhibition or clinically significant ocular inflammation. These data were presented at the 2005 Association for Research in Vision and Ophthalmology annual meeting from May 1-5 in Fort Lauderdale, Fla. “The favorable safety profile demonstrated by Macugen in multiple clinical studies reflects the benefits that Macugen can provide to patients with all subtypes of neovascular AMD who have been waiting for a safe and effective treatment option to help preserve their vision by slowing vision loss,” said William Mieler, M.D., Professor and Chairman, Department of Ophthalmology and Visual Science, University of Chicago.

“The data also underscore the tremendous advance that Macugen provides by targeting an underlying cause of the disease.”

Two-Year Safety Data
Findings from an evaluation of second-year safety data from patients who received more than one year of Macugen therapy or sham treatment in the Phase 2/3 VISION studies identified no new safety concerns with continuous Macugen treatment for more than one year. In these studies, 374 patients received 2,663 injections of Macugen during the second year (0.3 mg, N=128; 1 mg, N=126; 3 mg, N=120) and 51 patients received 388 sham injections. The most common ocular adverse events reported in the second year of the study were transient, mild-to-moderate in severity, and were attributed to the injection procedure rather than the study drug. Also in Year 2, no new systemic safety concerns or ocular safety issues emerged. Of note:

•	Among the 374 patients who received Macugen for more than one year, there were no cases of endophthalmitis or traumatic cataract in the second year. Four cases of retinal detachment were reported out of the 2,663 Macugen injections administered (0.15% per injection) during the second year. Two patients receiving active treatment discontinued due to this adverse event.

•	Among the six percent of patients who experienced anterior chamber inflammation in the second year, no severe cases of inflammation and one case (0.27%) of moderate inflammation occurred.

•	Ocular adverse events reported in more than 10% of study patients receiving a 0.3 mg dose of Macugen during the second year of treatment include eye pain (21%), vitreous floaters (22%), punctuate keratitis (24%), increased intraocular pressure (20%) and vitreous opacities (10%).

•	Similar to Year 1, patients experienced an increase in intraocular pressure during the 30-minute post-injection assessment during the second year of therapy. Levels of intraocular pressure generally returned to pre-injection levels by the post-injection visit one week later for most patients.

Overall, the mean number of treatments for all patients re-randomized to continue Macugen was seven out of eight possible treatments, indicating a high compliance rate (87.5%) throughout the second year regardless of the reported adverse events. Overall, the mean number of treatments for the two years for all patients re-randomized to continue Macugen therapy was 16 out of 17 possible treatments, indicating a compliance rate of 94 percent throughout this two-year period regardless of the reported adverse events.

Additional Safety and Pharmacokinetics Data
In a separate analysis of an open-label cohort of 37 patients treated with 3.0 mg of Macugen, results showed that Macugen was well-tolerated by all patients who received Macugen every 6 weeks for 30 weeks. Following Macugen treatment, there was no evidence of:

•	accumulation of Macugen

•	development of anti-Macugen antibodies

•	systemic VEGF inhibition (i.e., no systemic hypertension or proteinuria)

•	clinically significant ocular inflammation

“We are pleased that these data further support our vision to make Macugen a significant new medicine that will change the treatment paradigm for neovascular AMD by providing all neovascular AMD patients with a safe and effective treatment option,” said David R. Guyer, M.D., Chief Executive Officer of Eyetech.

Additional Macugen Data to be Presented at ARVO
In addition to the proven safety with two years of Macugen therapy, second-year efficacy data also confirm sustained efficacy through two years, in that patients who discontinued treatment were more likely to experience vision loss. Additional data presented at ARVO also support Macugen’s broad indication, showing it may have the ability to help preserve more vision if patients are treated early in the course of neovascular AMD.

Other presentations at ARVO will highlight key data from ongoing research on Macugen/VEGF for retinal diseases. Presentations include:

•	VEGF164 Governs Leukocyte Dynamics and Pathological Neovascularization to be presented at a poster session on Monday, May 02, 2005, 11:15 AM - 1:00 PM, by K. Nishijima, Eyetech Research Center, Lexington, MA.

•	VEGF Inhibition Study in Ocular Neovascularization (VISION): Second Year Efficacy Data to be presented during an oral presentation onTuesday, May 03, 2005 at 8:45 AM — 9:00 AM, by Donald D’Amico M.D., Harvard Medical School, Massachusetts Eye and Ear Infirmary, Boston, MA.

•	Intravitreous Pegaptanib Sodium (Macugen®) in Patients With Age-Related Macular Degeneration (AMD): Safety and Pharmacokinetics to be presented during an oral presentation on Tuesday, May 03, 2005 at 11:15 AM — 11:30 AM, by Antonio Capone, M.D., Associated Retinal Consultants, Royal Oak, MI.

Eyetech will file the above posters and presentations with the U.S. Securities and Exchange Commission under Form 8-K.

About Macugen
Macugen is indicated in the United States for the treatment of neovascular age-related macular degeneration and is administered in a 0.3 mg dose once every six weeks by intravitreal injection. Macugen is a pegylated anti-VEGF aptamer, which binds to vascular endothelial growth factor (VEGF). VEGF is a protein that plays a critical role in angiogenesis (the formation of new blood vessels) and increased permeability (leakage from blood vessels), two of the pathological processes that contribute to the vision loss associated with neovascular AMD.

For full prescribing information about Macugen, please visit www.macugen.com.

Important Safety Information
Macugen is contraindicated in patients with ocular or periocular infections.

Intravitreal injections including those with Macugen have been associated with endophthalmitis. Proper aseptic injection technique – which includes use of sterile gloves, a sterile drape, and a sterile eyelid speculum (or equivalent) – should always be utilized when administering Macugen. In addition, patients should be monitored during the week following the injection to permit early treatment, should an infection occur.

Increases in intraocular pressure (IOP) have been seen within 30 minutes of injection with Macugen. Therefore, IOP as well as the perfusion of the optic nerve head should be monitored and managed appropriately.

Serious adverse events related to the injection procedure occurring in <1% of intravitreal injections included endophthalmitis, retinal detachment, and iatrogenic traumatic cataract.

Most frequently reported adverse events in patients treated for up to 2 years were anterior chamber inflammation, blurred vision, cataract, conjunctival hemorrhage, corneal edema, eye discharge, eye irritation, eye pain, hypertension, increased IOP, ocular discomfort, punctate keratitis, reduced visual acuity, visual disturbance, vitreous floaters, and vitreous opacities. These events occurred in approximately 10% to 40% of patients.

About Eyetech Pharmaceuticals, Inc.
Eyetech Pharmaceuticals, Inc. is a biopharmaceutical company that specializes in the development and commercialization of novel therapeutics to treat diseases of the eye. Eyetech’s initial focus is on diseases affecting the back of the eye. Eyetech is commercializing and further developing Macugen® (pegaptanib sodium injection) with Pfizer Inc for the treatment of neovascular AMD. Macugen is also being studied for other indications including diabetic macular edema and retinal vein occlusion.

Eyetech Safe Harbor Statement
This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our safety profile for Macugen, strategy, future operations, future clinical trials, prospects, plans and objectives of management are forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. Various important factors could cause actual results or events to differ materially from the forward-looking statements that we make, including risks related to new safety and other information arising out of clinical trial results or use by patients; continued acceptance of Macugen by the medical community, by patients receiving therapy and by third party payors; supplying sufficient quantities of Macugen to meet anticipated market demand; our dependence on third parties to manufacture Macugen; the impact of competitive products and potentially competitive product candidates; our dependence on our strategic collaboration with Pfizer; obtaining, maintaining and protecting the intellectual property incorporated into our product candidates; new information arising out of clinical trial results; successful recruitment of patients for the clinical development of Macugen in other indications; successful outcomes in the further clinical development of Macugen; regulatory approval of Macugen for other indications; and the success of Macugen’s recent launch generally. These and other risks are described in greater detail in the “Risk Factors” section of our most recent annual report on Form 10-K filed with the United States Securities and Exchange Commission. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. We do not assume any obligation to update any forward-looking statements.

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